                           PURCHASE AND SALE AGREEMENT

     THIS Purchase and Sale Agreement (the "Agreement") is entered into this ____ day of December, 2001, by and between Texas T. Petroleum, Ltd., a Colorado corporation ("Texas T"), Capital Reserve Corporation, a Colorado corporation ("Capital"), Pierre Jorgensen, a natural person residing in Les Roses des Hayes, France ("PJ"), Carbon Resources, Limited., a Cyprus corporation ("Carbon"), Lanisco Holdings, Limited., a Cyprus corporation ("Lanisco") and Synergy Technologies Corporation, a Colorado corporation ("Synergy").

     WHEREAS, Texas T, Capital, PJ, Carbon, Lanisco and Synergy all have some type of interest or claim in and to certain proprietary knowledge and information for a super-heated steam application that converts heavy oil and refinery bottoms into more usable, higher-API-gravity crude invented by PJ and currently owned by Carbon (the "CPJ Technology");

     WHEREAS, Texas T, Capital, PJ, Carbon, Lanisco and Synergy have had significant difficulty determining how to best commercially exploit the CPJ Technology in order to maximize their individual and mutual benefit from such exploitation; and

     WHEREAS, Texas T, Capital, PJ, Carbon, Lanisco and Synergy have now reached agreement as to all the terms of the purchase and sale of Texas T's 50% ownership interest in Carbon and all of said parties desire to set forth said terms in this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Texas T, Capital, PJ, Carbon, Lanisco and Synergy hereby agree as follows:

     1. Texas T owns 50% of the outstanding shares of the common stock of Carbon (the "Carbon Stock"). At Closing (as defined herein) Texas T will transfer to Synergy all of its right, title and interest in and to the Carbon Stock, free and clear of any and all claims, liens or encumbrances. Said transfer shall be accomplished by Texas T providing to Synergy any and all share certificates representing the Carbon Stock, along with properly executed stock powers allowing the negotiation and transfer of same.

     2. At Closing, Synergy will issue to Texas T 400,000 shares of the common stock of Synergy, and deliver to Texas T a stock certificate dated as of the date of this agreement evidencing such shares in the name of Texas T. Said stock will be restricted from resale as required under applicable securities regulations and will be subject to all other rules and securities laws that may apply to said stock, including but not limited to SEC Rule 144 restrictions regarding the stock.

     3. At Closing, Synergy shall also issue in the name of Texas T 1,900,000 fully paid up and non assessable shares of the common stock of Synergy (the "Escrow Shares") and deliver a stock certificate evidencing the Escrow Shares in escrow to be held by an escrow agent to be identified prior to closing (the "Escrow Holder") pursuant to an escrow agreement to be executed and delivered by Synergy, Texas T and the Escrow Holder at the Closing. The escrow agreement shall provide that the Escrow Shares shall remain in escrow until the earlier of the following to occur, at which time they shall be released to Texas T: (a) consummation or closing of a transaction regarding any interest in Carbon or the CPJ Technology as described in
          Section 14 hereof; or (b) the third anniversary of Closing of this Agreement; provided however, that the Escrow Shares shall not be released if Synergy, prior to the occurrence of either of the events described in subparagraphs (a) and (b) above, conveys all CPJ Technology rights held by Carbon and/or Lanisco as of the date of this Agreement to Texas T free and clear of all claims and encumbrances. In such event (i) Synergy shall be entitled to a 2.5% royalty for five
          (5) years upon income realized from the CPJ Technology on the same terms and conditions as set forth in paragraph 5 below and calculated in the manner defined in Section 2.1(g) of the Technology Agreement, and (ii) Synergy shall also be issued 500,000 fully paid up and non assessable shares of the common stock of Texas T (or in whatever entity Texas T placed ownership of the CPJ Technology) free and clear of all claims and encumbrances, which shall be restricted from resale as required under applicable securities regulations and will be subject to all other rules and securities laws that may apply to said stock, including but not limited to SEC Rule 144 restrictions regarding the stock. At or prior to Closing, Texas T shall reserve a total of 500,000 shares of its common stock upon its corporate records and minute books for the purposes contemplated herein. Following the release of the Escrow Shares to Texas T Synergy covenants that it shall not take any action to prevent the removal of the restrictive legend from any share certificates representing the Escrow Shares.

     4. Synergy shall assume all of the liabilities of Capital contained in "THIS AMENDED AND RESTATED TECHNOLOGY TRANSFER AGREEMENT" as amended on September 25, 2000, a copy of which is attached hereto as Schedule "A" and forms a part hereof and is hereafter referred to as the "Technology Agreement" and indemnify and hold Capital harmless from any and all claims, demands and actions arising therefrom, unless such claims, demands or actions arise from any negligent, grossly negligent or intentional actions of Capital prior to the date of this Agreement.

     5. Texas T shall be entitled to and Carbon shall pay to Texas T a 2.5% royalty in connection with and upon income realized from the CPJ Technology, to be calculated in the same manner as defined and stipulated in section 2.1(g) of the Technology Agreement. Said royalty payments shall be paid 30 days after the end of each quarter and shall accrue after payment by the customer. Said royalty rights shall last for a period of five (5) years, and shall commence on the date that the first 5,000 BOPD or greater CPJ Technology plant operates at 80% plus capacity.

     6. Any party entitled to receive royalties under this Agreement during such times as a royalty payment obligation exists, shall have the right to inspect the books of account relating to the CPJ Technology of the party obligated to remit royalty payments at reasonable hours and on reasonable notice through such accountants or agents as it may engage for that purpose.

     7. At Closing, Synergy shall return to Texas T all Units consisting of stock and warrants owned by Synergy in Texas T or any of Texas T's parent entities, and all such stock and warrants shall be canceled, null and void after Closing.

     8. At Closing, Carbon shall return to Texas T all Units consisting of stock and warrants owned by Carbon in Texas T or any of Texas T's parent entities, and all such stock and warrants shall be canceled, null and void after Closing.

     9. At Closing, PJ shall surrender to Texas T 500,000 shares of the common stock of Capital.

     10. At Closing, the parties will forever release each other from any and all claims, liabilities and obligations contained in or arising from the Technology Agreement or in connection with the CPJ Technology, except for any claims or obligations related or referring to the Technology Agreement as specifically set forth in this Agreement. The parties to this Agreement understand and agree that the royalty obligations payable in connection with the CPJ Technology as set forth herein and granted by this Agreement and the Technology Agreement shall survive regardless of whether or not Synergy or Texas T hereafter owns the CPJ Technology, or said technology is purchased, acquired, transferred or conveyed to some other party.

     11. Upon execution of this Agreement, Texas T represents that it will take all steps necessary to immediately dissolve any injunctive relief, ex parte order or any other orders of any type or nature which have been issued within the context of Action No: 0101-21279 in the Court of Queens Bench of Alberta, Judicial District of Calgary, Canada, which relate to the relocation of CPJ or Carbon working assets from 335 25th Street, S.E., Calgary, Alberta, Canada to any other location. Texas T warrants that, except for the Court action described in this paragraph, it has filed no other action, suit or request for relief.

     12. If, prior to the date that the Escrow Shares are released to Texas T and are fully free trading, Synergy should become bankrupt, insolvent or otherwise become financially incapable of commercially exploiting the CPJ Technology, then in that event, it shall transfer the CPJ Technology to Texas T. In the case of bankruptcy or insolvency, this obligation shall be deemed to be retroactive to the date this Agreement is signed in order to avoid any violation of bankruptcy or insolvency law or any other law pertaining to fraudulent preferences, including the Statutes of Elizabeth. If the Escrow Shares are released to Texas T, then Synergy shall have no other obligation, of any kind, to Texas T regarding the technology described in the Technology Agreement other than as set out in this Agreement, and as otherwise implied by law.

     13. If Synergy transfers the CPJ Technology to Texas T pursuant to Paragraph 3, and thereafter or at any time prior to release of the 500,000 Texas T shares from resale restrictions Texas T should become bankrupt, insolvent or otherwise become financially incapable of commercially exploiting the technology described in the Technology Agreement, then in that event, Texas T shall transfer the CPJ Technology to Synergy. That obligation shall be deemed to be retroactive to the date this document was signed in order to avoid violation of any bankruptcy or insolvency law, or any law pertaining to fraudulent preferences including the Statutes of Elizabeth. If Texas T issues 500,000 shares as referenced in Paragraph 3 and such shares are not subject to any resale restrictions, then Texas T shall have no other obligation, of any kind, to Synergy regarding the technology described in the Technology Agreement other than as set out in this Agreement, and as otherwise implied by law. If, prior to the transfer of the technology to any third party, both Synergy and Texas T become bankrupt or insolvent, all parties to this Agreement acknowledge and agree to abide by the terms of that certain letter agreement executed by and between Texas T, Synergy and Laxarco Holding Ltd., a Cyprus corporation, dated June 25, 1999 (the "Letter Agreement") and attached hereto as Schedule "B". Should Laxarco Holding Ltd. elect not to perform under the terms of the "Letter Agreement", then PJ may repurchase the technology for one Dollar ($1.00).

     14. Synergy and Carbon covenant with Texas T that until the date that the Escrow Shares are released to Texas T, Synergy shall not sell, transfer, convey, encumber or otherwise relinquish any majority ownership interest in Carbon or the CPJ technology, except to a bona fide third party pursuant to a bona fide arms-length business transaction. It is understood between the parties that this paragraph does not prohibit Synergy from dissolving Carbon and operating the CPJ Technology as a business unit of Synergy. Such a transaction shall not trigger any additional obligations pursuant to this paragraph or this Agreement.

     15. In the event that Synergy and/or Carbon enters into an agreement for the sale, transfer, conveyance, encumbrance or other relinquishment of more than 50% interest in Carbon or the CPJ technology in accordance with paragraph 14 above, prior to the release of the Escrow Shares, such sale or transfer shall be accompanied by: (a) the release from escrow and delivery to Texas T of the Escrow Shares and (b) the Escrow Shares being registered in an effective registration statement filed with the Securities and Exchange Commission within 120 days of such agreement for transfer. It is understood between the parties that this paragraph does not prohibit Synergy from dissolving Carbon and operating the CPJ Technology as a business unit of Synergy. Such a transaction shall not trigger any additional obligations pursuant to this paragraph or this Agreement.

     16. Each of the parties to this Agreement represent and warrant to each of the other parties hereto that as of the date of execution of this Agreement and as of the Closing that:

          (a) With the exception of PJ, it is and, as of the date of Closing, will be an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized and, as of the date of Closing, will be duly qualified to do business as a foreign corporation in each jurisdiction where the ownership of its property or the conduct of its business makes such qualification necessary to enable it to enforce all material contracts and to avoid any material penalty;

          (b) It or he has complete and unrestricted power to enter into this Agreement and this Agreement constitutes a legal, valid, and binding obligation on them individually or their respective entities, enforceable against each of them in accordance with its terms, subject only to Texas T and Synergy obtaining the approvals specified in paragraph 17 below;

          (c) Subject to Texas T and Synergy obtaining the approvals specified in paragraph 17 below, the execution, delivery, and performance of this Agreement by each party hereto does not and, as of the date of Closing, will not violate, conflict with, or constitute a default under any parties' organizational documents or bylaws, or any agreement to which they are a party, or any applicable law or regulation, or order or decree of court, or administrative body, or result in the creation or imposition of any lien, claim, or encumbrance of any nature whatsoever upon any of the assets to be conveyed hereunder, except as specified in this Agreement. The execution, delivery and performance hereof by the parties hereto has been duly authorized by their respective members, managers, shareholders and directors; and all necessary consents and approvals to the transactions contemplated in this Agreement have been obtained by each party hereto;

          (d) The parties hereto have good and marketable title to the assets and stock to be sold and conveyed hereunder, subject to no mortgage, pledge, lien, encumbrance, security interest, restriction or charge, and all such assets and stock remain within the possession, custody and control of the parties hereto;


          (e) From the date hereof until the date of Closing, each party hereto will operate and conduct its business only in the normal and ordinary course, will not waive any right or cancel any debt or claims, or make any commitments or expenditures, or dispose of any property except in each case in the ordinary course of business;

          (f) To the best of the knowledge and belief of each party hereto, no representation or warranty by any party in this Agreement nor any statement or certificate furnished or to be furnished pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements in the light of the circumstances under which they were made, not misleading;

          (g) The foregoing representations and warranties are made by each party hereto with the knowledge and expectation that the other parties hereto are placing complete reliance thereon. No examinations, inspections, or investigations by any party hereto or its agents, representatives, or independent contractors shall modify or diminish the obligations of each party hereto with respect to their warranties and representations set forth herein; and

          (h) There are no undisclosed material transactions currently pending, contemplated or under negotiation concerning the development or commercialization of the CPJ Technology.

     17. The obligation of each party hereto to close this transaction is subject to the fulfillment by Texas T Resources, Inc., an Alberta Corporation, and Synergy, prior to or on the date of Closing, of the following conditions:

          (a) Approval of the terms of this Agreement by vote of the requisite number of the shareholders of Texas T Resources, Inc., at a meeting of its shareholders to be held on January 25th, 2002;

          (b) Regulatory approval of the transactions proposed herein by the Canadian Venture Exchange, on or before the date of Closing.

          (c) Approval of the terms of this Agreement by vote of the requisite number of the shareholders of Synergy at a meeting of its shareholders to be held in January, 2002.

          In the event that any of the approvals contemplated in this paragraph are not obtained upon application therefore by the parties, then in that event, Carbon shall give Texas T access to the working assets of Carbon relative to the CPJ Technology for inspection and evaluation purposes at reasonable hours and on reasonable notice regardless of the location of such equipment. Notwithstanding the provisions of paragraph 25 hereunder, in the event that the inspection rights of Texas T under this paragraph are breached or violated, then in that event, Texas T may make application to the Court of the jurisdiction in which the assets are located for appropriate relief.

     18. The closing of the contemplated transfers of stock and purchases and sales contemplated hereby (the "Closing") shall take place at the offices of Synergy, located at 335 25th Street, S.E., Calgary, Alberta, Canada at 10:00 a.m. on March 1,

          2002, or at such other time and place as the parties shall mutually agree. To effect such Closing:

          (a)  Texas T shall:

               (i) deliver to Synergy all of its share certificates for Carbon Stock, along with appropriate stock powers to effect the transfer of same;

               (ii) deliver to Synergy such general assignments and conveyances warranty bills of sale, and other endorsements, assignments and instruments of transfer, assignment and conveyance as shall be effective to vest in Synergy good and marketable title to Carbon Stock or any other assets to be conveyed hereunder, subject to no claims, liens or encumbrances;

               (iii) from time to time at Synergy's request, whether at or after Closing, and without further consideration, execute such other and further instruments and documents as Synergy may reasonably request to more effectively convey, assign and transfer the assets to be conveyed or sold to Synergy hereunder including, without limitation, procuring any necessary consents or approvals to effect such transfers or sales.

          (b)  Synergy shall:

               (i) deliver to Texas T a certificate for 400,000 fully paid up and non assessable shares of Synergy's common stock free and clear of all claims and encumbrances and dated as of the date of this Agreement and shall deliver to the Escrow Holder 1,900,000 fully paid up and non assessable shares of the common stock of Synergy;

               (ii) deliver to Texas T such certificates, general assignments and conveyances, warranty bills of sale, and other endorsements, assignments and instruments of transfer, assignment and conveyance as shall be necessary to effect the return to Texas T of all Units consisting of stock and warrants owned by Synergy in Texas T or any of Texas T's parent entities;

               (iii) from time to time at Texas T's request, whether at or after Closing, and without further consideration, execute such other and further instruments and documents as Texas T may reasonably request to more effectively convey, assign and transfer the assets to be conveyed or sold to Texas T hereunder including, without limitation, procuring any necessary consents or approvals to effect such transfers or sales.

          (c)  PJ shall:

               (i) surrender to Texas T 500,000 shares of the common stock of Capital;

               (ii) deliver to Texas T such certificates, general assignments and conveyances, warranty bills of sale, and other endorsements, assignments and instruments of transfer, assignment and conveyance as shall be necessary to effect the transfer to Texas T of the above-referenced common stock of Capital;

               (iii) from time to time at Texas T's request, whether at or after Closing, and without further consideration, execute such other and further instruments and documents as Texas T may reasonably request to more effectively convey, assign and transfer the assets to be conveyed or sold to Texas T hereunder including, without limitation, procuring any necessary consents or approvals to effect such transfers or sales.

          (d)  Carbon shall:

               (i) deliver to Texas T such certificates, general assignments and conveyances, warranty bills of sale, and other endorsements, assignments and instruments of transfer, assignment and conveyance as shall be necessary to effect the return to Texas T of all Units consisting of stock and warrants owned by Carbon in Texas T or any of Texas T's parent entities;

               (ii) from time to time at Texas T's request, whether at or after Closing, and without further consideration, execute such other and further instruments and documents as Texas T may reasonably request to more effectively convey, assign and transfer the assets to be conveyed or sold to Texas T hereunder including, without limitation, procuring any necessary consents or approvals to effect such transfers or sales.

     19. The terms of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by each of the parties to this Agreement, their heirs, legal representatives, successors and assigns. All representations, warranties and covenants contained herein by any party hereto, or contained in any document or certificate to be delivered by any party hereto at Closing, shall survive the Closing.

     20. This Agreement and its terms constitute the entire agreement of the parties and supersede any and all prior agreements between the parties, written or oral, with respect to the transactions contemplated hereby. This Agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by all the parties hereto.

     21. No party hereto may assign his, her or its rights hereunder to any other party without the prior written consent of every other party hereto, which consents will not be unreasonably withheld.

     22. The parties hereto acknowledge that monetary damages may not adequately compensate the other parties hereto in the event of a breach or threatened breach of this Agreement by any other party hereto. Thus, each party hereto understands and agrees that each and every party hereto shall be entitled to all and any remedies whether at law or in equity including the recovery of damages for breach or threatened breach of any covenant contained herein, as well as being entitled to obtain specific performance of the terms of this Agreement from any party who fails to perform hereunder this Agreement. Further, the parties hereto agree not to assert and do hereby waive as a defense to any action for injunction, equitable relief or specific performance brought to enforce an obligation of any party hereunder, the defense that an adequate remedy of law exists or should preclude the entry of any such injunction, restraining order, equitable relief or order of specific performance.

     23. This Agreement may be executed in multiple counterparts and by facsimile signature, each copy of which will be deemed an original, but all of which when taken together shall constitute one and the same document.

     24. Each party shall be responsible for its own costs, legal fees, and expenses in the negotiation and consummation of the proposed transactions.

     25. This agreement shall be interpreted under the laws of Alberta, Canada, and any dispute arising from any matter contained in or referred to in this agreement shall be brought before a court of competent jurisdiction in that jurisdiction.

In witness whereof the parties have hereunto set their hands and/or seals under the hand of an officer duly authorized for that purpose as of the date above written.


TEXAS T PETROLEUM, LTD.                     SYNERGY TECHNOLOGIES
                                            CORPORATION


By:________________________________         By:_________________________________

Title:______________________________        Title:______________________________


CAPITAL RESERVE
CORPORATION                                 PIERRE JORGENSEN



By:________________________________         ____________________________________

Title:______________________________


CARBON RESOURCES, LIMITED                   LANISCO HOLDINGS, LIMITED



By:________________________________         By:_________________________________

Title:______________________________        Title:______________________________